Exhibit 10.1

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

RIGHTS SATISFACTION AGREEMENT

THIS RIGHTS SATISFACTION AGREEMENT (this “Agreement”) is made and entered into as of August 5, 2025 (the “Effective Date”), by and among PTC THERAPEUTICS, INC., a Delaware corporation (the “Company”), the Persons set forth on the signature pages to this Agreement (each, an “Executing Rightsholder” and collectively the “Executing Rightsholders”) and, for purposes of Section 1.2(b), Section 6.12 and Section 6.14 only, Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”).  Each of the Company and the Executing Rightsholders may be referred to herein, collectively, as the “Parties” and, individually, as a “Party.”

RECITALS

WHEREAS, on May 5, 2020, the Company, Hydro Merger Sub, Inc., a Delaware corporation, Censa Pharmaceuticals, Inc., a Delaware corporation (“Censa”), and SRS, entered into that an Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to Section 1.12(b) of the Merger Agreement, the Current Rightsholders (as defined below) are entitled to receive their respective share of Net Sales Payments upon the achievement of certain Net Sales Thresholds; and

WHEREAS, the Executing Rightsholders desire to cancel and forfeit their respective Net Sales Payment Rights (as defined below) in exchange for the consideration set forth herein, and the Company desires to pay a Pro Rata Share (as defined below) of such consideration to each Executing Rightsholder in exchange for such Executing Rightsholder’s cancellation and forfeiture of his, her or its respective Net Sales Payment Rights, upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties, intending to be legally bound, hereby agree as follows:

Article I

Forfeiture and Cancellation of Net Sales Payment Rights; Closing
1.1Forfeiture and Cancellation of Net Sales Payment Rights.
(a)Each Executing Rightsholder, severally and not jointly, hereby irrevocably cancels and forfeits all of his, her or its rights in and to such Executing Rightsholder’s respective Net Sales Payment Rights.   Following the Effective Date, each Executing Rightsholder acknowledges and agrees it shall no longer have any rights whatsoever with respect to its Net Sales Payment Rights, other than the right to receive its Pro Rata Share of the Upfront Consideration (as defined below) and the Additional Milestone Payments (as defined below) if and when any such Additional Milestone Payment becomes payable.  For the avoidance of doubt, the Parties hereby acknowledge and agree that (a) each Executing Rightsholder’s right in its capacity as a Current Rightsholder to receive its share of the Contingent Payments pursuant to the Merger Agreement (other than the Net Sales Payment Rights), including such Executing Rightsholder’s right to receive its share of the Milestone Payments, the Voucher Payments and the Sublicense Fee

Payments, in each case pursuant to Section 1.12 of the Merger Agreement and all other rights under the Merger Agreement, shall remain in full force and effect and shall not be cancelled, forfeited or otherwise modified or affected in any way by the transactions contemplated by this Agreement and (b) PTC’s obligation to pay the Contingent Payments in accordance with Section 1.12 of the Merger Agreement (other than those obligations to pay the Net Sales Payments pursuant to Section 1.12(b) of the Merger Agreement to the Executing Rightsholders) shall remain in full force and effect and shall not be cancelled, amended or otherwise modified or affected in any way by the transactions contemplated by this Agreement.
(b)Each Executing Rightsholder further acknowledges and agrees that following execution of this Agreement by such Executing Rightsholder, no Net Sales Payments shall be payable by the Company to such Executing Rightsholder to the extent any such payments are earned and payable under the Merger Agreement (whether payable before or after the date hereof).  In the event that the transactions contemplated hereby are not consummated following execution of this Agreement by the Executing Rightsholders, each Executing Rightsholder shall be entitled to receive any Net Sales Payments from the Company to the extent such payments were earned under the Merger Agreement and not paid to such Executing Rightsholder by the Company pursuant to this Section 1.2(b).
1.2Consideration.
(a)Upfront Consideration.  In exchange for the cancellation and forfeiture contemplated by Section 1.1, at the Closing (as defined below) the Company shall pay, or cause to be paid, to such Executing Rightsholder an amount of cash equal to such Executing Rightsholder’s Pro Rata Share of the Upfront Consideration, in each case as set forth opposite such Executing Rightsholder’s name on Schedule I and in accordance with Section 1.3(c).
(b)Additional Milestone Payments.  Subject to the conditions set forth in this Section 1.2(b), in addition to the Upfront Consideration, in exchange for the cancellation and forfeiture contemplated by Section 1.1, the Executing Rightsholders shall be entitled to certain contingent cash payments determined as set forth below:
(i)Within [**] after the end of the Calendar Quarter in which each milestone event in the table below is first achieved during the Payment Term (each such event, an “Additional Milestone Event”), the Company shall pay, or cause to be paid, each Executing Rightsholder’s Pro Rata Share of the payment corresponding to such Additional Milestone Event in the table below (subject to adjustment as set forth in Section 1.2(b)(ii), each, an “Additional Milestone Payment”) by depositing or causing to be deposited with the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, the Additional Milestone Payment.  Concurrently with the deposit, the Company shall cause the Payment Agent to distribute the Additional Milestone Payment to (x) each Executing Rightsholder (other than Executing Rightsholders that were formerly holders of Employee Options set forth on Schedule I), by wire transfer of immediately available funds, such Executing Rightsholders’ Pro Rata Share of the Additional Milestone Payment, (y) the payroll account of the Surviving Entity (or any Affiliate thereof or successor thereto) or, if applicable, of any third party payroll services provider engaged by the Surviving Entity (or any Affiliate thereof or successor thereto), by wire transfer of immediately available funds to such bank account as may be designated by the Surviving Entity, the portion of the Additional Milestone Payment payable to the Executing Rightsholders that were formerly holders of Employee Options set forth on Schedule I based on such Executing Rightsholders’ aggregate Pro Rata Share, for further distribution to such  Executing Rightsholders, and (z) recipients of any Transaction Expenses, by wire transfer of immediately available funds, the applicable amount of the Transaction Expenses (if any), in each case of clauses (x), (y) and (z), in accordance with Schedule I.

Additional Milestone Event	Additional Milestone Payment
First occurrence of three (3) or less consecutive Calendar Year period in which aggregate Net Sales of Product are greater than $3,000,000,000.	$100,000,000
First occurrence of five (5) or less consecutive Calendar Year period in which aggregate Net Sales of Product are greater than $5,000,000,000.	$100,000,000
First occurrence of seven (7) or less consecutive Calendar Year period in which aggregate Net Sales of Product are greater than $7,000,000,000.	$100,000,000
First occurrence of nine (9) or less consecutive Calendar Year period in which aggregate Net Sales of Product are greater than $9,000,000,000.	$100,000,000
First occurrence of eleven (11) or less consecutive Calendar Year period in which aggregate Net Sales of Product are greater than $11,000,000,000.	$100,000,000

(ii)Each of the Additional Milestone Payments shall be adjusted on a pro rata basis based on the Execution Percentage.  For clarity, if the Execution Percentage equals 80%, each of the Additional Milestone Payments potentially payable to the Executing Rightsholders hereunder shall be equal to $80,000,000.

(iii)Each of the Additional Milestone Payments shall be payable one time only, for the first achievement of the corresponding Additional Milestone Event, regardless of how many times such Additional Milestone Event is achieved.  The same Net Sales and/or the same Calendar Year period may be taken into account and included in the calculation of multiple Additional Milestone Events, such that the same Calendar Year periods can result in multiple Additional Milestone Events; provided that for the avoidance of doubt Net Sales of Product shall be calculated at the end of each applicable Calendar Year.  For illustrative purposes only, if the aggregate Net Sales of Product are greater than $[**] during a period of [**] consecutive Calendar Years, [**] Additional Milestone Events set forth in the table in Section 1.2(b)(i) above shall be deemed achieved, and the aggregate Additional Milestone Payments payable to the Executing Rightsholders in connection with the achievement of such Additional Milestone Events shall equal $[**] (subject to adjustment as set forth in Section 1.2(b)(ii)).

(iv)The Company shall keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Section 1.2(b).  Such books and records shall be kept at the principal place of business of the Company pursuant to the Company’s accounting practices. Commencing on the end of the [**] Calendar Year following the Effective Date and continuing for so long as any Additional Milestone Payment may become payable, the Company shall, and shall cause each applicable Affiliate to, provide, on a [**] basis (within [**] following the expiration of each [**] period), a written report to SRS which shall (A) describe in reasonable detail the status of activities relating to the Additional Milestone Events (each such report, an “Update Report”) and (B) within [**] after delivery of an Update Report, if SRS requests a meeting with representatives of the Company or any of the Company’s applicable Affiliates to discuss such report, the Company or such Affiliate, as applicable, shall make available for such meeting at least [**] with operating management responsibility for the activities of the Company or any such Affiliate related to the achievement of the applicable Additional Milestone Event.  SRS may not request more than [**] for any Update Report.  [**] period, SRS shall have the right, using a nationally recognized independent accounting firm, to review such records of the Company or the Company’s applicable Affiliates as are reasonably necessary to validate the accuracy of an

Update Report and/or to verify the accuracy of the payments due or paid hereunder for [**].  All information contained in any Update Report, or conveyed to SRS or its independent accounting firm in any meeting or other communication regarding an Update Report, shall be subject to a confidentiality agreement between the Company and SRS. The results of each review, if any, shall be binding on SRS and the Company, absent manifest error.  If such results show any underpayment, the Company will remit to the Payment Agent for further distribution to the Executing Rightsholders, within [**] after receipt of such report, (x) the amount of such underpayment and (y) if such underpayment exceeds [**] percent ([**]%) of the total amount owed for the period then being reviewed, the reasonable out-of-pocket costs incurred in conducting such review. If such report shows any overpayment, such overpayment will be deducted from future payments owed by the Company to the Executing Rightsholders under this Agreement.

(v)All payments not made by the Company to the Payment Agent for further distribution to the Executing Rightsholders when due under this Agreement shall bear interest at an annual rate equal to a per annum rate of [**] percent ([**]%) over the then-current prime rate quoted by Citibank in New York City or the maximum rate allowable by applicable Law, whichever is lower, such interest to run from the date upon which payment of such sum became due until payment thereof in full together with such interest.  Any such overdue payment shall, when made, be accompanied by, and credited first to, all interest so accrued.

1.3Closing.
(a)The consummation of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by remote exchange of documents and signatures on the Effective Date.
(b)On the Effective Date, the Company shall pay, or cause to be paid, to the Payment Agent, by wire transfer of immediately available funds to such bank account as may be designated by the Payment Agent, the Upfront Consideration, and shall cause the Payment Agent to distribute the Upfront Consideration to (x) each Executing Rightsholder (other than Executing Rightsholders that were formerly holders of Employee Options set forth on Schedule I), by wire transfer of immediately available funds, such Executing Rightsholders’ Pro Rata Share of the Upfront Consideration less any portion of the Escrow Deposit received by such Executing Rightsholder pursuant to the Escrow Agreement, (y) the payroll account of the Surviving Entity (or any Affiliate thereof or successor thereto) or, if applicable, of any third party payroll services provider engaged by the Surviving Entity (or any Affiliate thereof or successor thereto), by wire transfer of immediately available funds to such bank account as may be designated by the Surviving Entity, the portion of the Upfront Consideration payable to the Executing Rightsholders that were formerly holders of Employee Options set forth on Schedule I based on such Executing Rightsholders’ aggregate Pro Rata Share less any portion of the Escrow Deposit received by such Executing Rightsholder pursuant to the Escrow Agreement, for further distribution to such Executing Rightsholders, and (z) recipient of the Transaction Expenses, by wire transfer of immediately available funds, the applicable amount of the Transaction Expenses (if any), in each case of clauses (x), (y) and (z), in accordance with Schedule I.
Article II

Representations And Warranties Of THE Executing Rightsholders

Each Executing Rightsholder hereby represents and warrants to the Company, severally and not jointly, as follows:

2.1Ownership of Rights.  Such Executing Rightsholder owns, legally and beneficially, the Net Sales Payment Rights provided to such Executing Rightsholder under the Merger Agreement, free and clear of any Liens whatsoever.  Such Executing Rightsholder has not transferred or assigned, or agreed to transfer or assign, all or any portion of his, her or its Net Sales Payment Rights.  There are no existing agreements, options, commitments or rights with, to or in any Person with respect to such Rightsholder’s Net Sales Payment Rights.
2.2Due Organization.  If such Executing Rightsholder is an entity, such Executing Rightsholder is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation.
2.3Authorization; No Conflict.  Such Executing Rightsholder has full legal right and all requisite power, authority and capacity to execute and deliver this Agreement and each of the other documents contemplated hereby to which such Executing Rightsholder is a party and to perform his, her or its obligations hereunder and carry out the transactions contemplated hereby.  The execution and delivery by such Executing Rightsholder of this Agreement and the other documents contemplated hereby to which such Executing Rightsholder is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Executing Rightsholder.  This Agreement has been duly and validly executed and delivered by such Executing Rightsholder and constitutes a valid and binding obligation of such Executing Rightsholder, enforceable against such Executing Rightsholder in accordance with its terms, subject to (x) laws of general application relating to bankruptcy, insolvency and the relief of debtors and (y) rules of law governing specific performance, injunctive relief and other equitable remedies (collectively, the “Enforceability Exceptions”).  Each of the other documents contemplated hereby to which such Executing Rightsholder is a party has been duly and validly executed and delivered by such Executing Rightsholder or, when so executed and delivered, will be duly and validly executed and delivered by such Executing Rightsholder, enforceable against such Executing Rightsholder in accordance with its terms, subject to the Enforceability Exceptions. Neither the execution and delivery by such Executing Rightsholder of this Agreement, nor the performance by Executing Rightsholder of its obligations hereunder, nor the consummation by such Executing Rightsholder of the transactions contemplated hereby, will (a) if such Executing Rightsholder is not a natural person, conflict with or violate any provision of the Organizational Documents of such Executing Rightsholder, (b) require on the part of such Executing Rightsholder any filing with, or permit, authorization, consent or approval of, any Governmental Body, (c) violate any order, writ, injunction, decree or Law applicable to Executing Rightsholder or (d) cause a default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of such Executing Rightsholder under, result in a breach of or, material modification or termination under, or give to others any material rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on any of the properties or assets of such Executing Rightsholder pursuant to, any material contract to which such Executing Rightsholder is a party, by which such Executing Rightsholder or any of such Executing Rightsholder’s assets or properties are bound or to which such Executing Rightsholder or any of such Executing Rightsholder’s assets or properties are subject.
2.4Information.  Each Executing Rightsholder’s knowledge and experience in financial and business matters are such that such Executing Rightsholder is capable of evaluating the merits and risks of the cancelation and forfeiture of the Net Sales Payment Rights hereunder in lieu of maintaining its right to receive Net Sales Payments under the Merger Agreement.  Such Executing Rightsholder is not cancelling and forfeiting the Net Sales Payment Rights on the basis of or in reliance on any information provided by the Company or any representation or warranty made by the Company other than those set forth in this Agreement.  Each Executing Rightsholder has received copies of such information as such Executing Rightsholder has deemed necessary in order to make an informed decision with respect to the cancelation and forfeiture of the Net Sales Payment Rights pursuant to this Agreement.  Each Executing Rightsholder represents and warrants that the information set forth on Schedule I with respect to such Executing Rightsholder is complete and accurate.  Each Executing Rightsholder acknowledges and agrees that the

Company and the Payment Agent will be entitled to rely, without independent investigation or verification, on the accuracy and completeness of Schedule I for all purposes relating to the calculation and distribution of the Upfront Consideration and the Additional Milestone Payments (if and when payable) under this Agreement.  None of the Company, the Payment Agent or any of their respective Affiliates will   be liable to any Person for any error, inaccuracy, or omission in Schedule I. The Executing Rightsholders further acknowledge and agree that such Executing Rightsholders will be solely responsible for the preparation and accuracy of Schedule I and for any losses, claims, or liabilities arising from any such error, inaccuracy, or omission.
2.5Brokers’ Fees. Other than the Transaction Expenses set forth on Schedule I, such Executing Rightsholder does not have and has not created any liability or obligation, for which the Company would be responsible, to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
Article III

Representations And Warranties Of the Company

The Company represents and warrants to the Executing Rightsholders as follows:

3.1Due Organization.  The Company is duly organized, validly existing and in good standing (tax and otherwise) under the laws of the State of Delaware.  The Company has full corporate power and authority necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.
3.2Authorization; No Conflict.  The Company has full legal right and all requisite corporate power and authority to execute and deliver this Agreement and each of the other documents contemplated hereby to which it is a party and to perform its obligations hereunder and carry out the transactions contemplated hereby.  The execution and delivery by the Company of this Agreement and the other documents contemplated hereby to which it is a party and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms.  Each of the other documents contemplated hereby to which the Company is a party has been duly and validly executed and delivered by the Company or, when so executed and delivered, will be duly and validly executed and delivered by the Company, enforceable against it in accordance with its terms. Neither the execution and delivery by the Company of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the Organizational Documents of the Company, (b) require on the part of the Company any filing (other than required filings with the SEC) with, or permit, authorization, consent or approval of, any governmental entity, (c) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets, or (d) cause a default (or an event that, with or without notice or lapse of time or both would constitute a default) on the part of the Company under, result in a breach of or material modification or termination under, or give to others any material rights of termination, modification, acceleration, reacquisition, transfer or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any material contract to which the Company is a party, by which the Company or any of its assets or properties are bound or to which the Company or any of its assets or properties are subject.

Article IV

Covenants
4.1Further Assurances.  From time to time after the Effective Date, upon request of any Party, each Party shall execute, acknowledge and deliver all such other instruments and documents and shall take all such other actions required to consummate and make effective the transactions contemplated by this Agreement; provided that neither any Party nor SRS shall be required to pay any further consideration or amounts therefor.
4.2Public Announcements.  No Executing Rightsholder shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the Company.
4.3Tax Treatment.  For U.S. federal and applicable state income tax purposes, the Parties shall treat the cancellation and forfeiture of the Net Sales Payment Rights in exchange for the Upfront Consideration and the Additional Milestone Payments as an adjustment to the purchase price that the Company paid for the Executing Rightsholder’s Company Common Stock, Company Preferred Stock and/or Company Options in Censa pursuant to the Merger Agreement and in accordance with Section 5.5(h) of the Merger Agreement, the Upfront Consideration and the Additional Milestone Payments shall be treated as a payment of deferred contingent purchase price potentially eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of state, local or non-U.S. Law as appropriate.  Any payment of Upfront Consideration or Additional Milestone Payment attributable to an Executing Rightsholder’s Company Options shall be treated for Tax purposes as a payment of compensation.  No party (or any Affiliate thereof) shall take any position on any Tax Return (or otherwise) inconsistent with the tax treatment described in this Section 4.3.
Article V

Definitions
5.1Terms Not Defined.  For purposes of this Agreement, capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.
5.2Specific Definitions.  When used in the Agreement, the following terms have the meanings assigned to them in this Section 5.2:
(a)“Additional Milestone Event” has the meaning set forth in Section 1.2(b)(i).
(b)“Additional Milestone Payment” has the meaning set forth in Section 1.2(b)(i).
(c)“Agreement” has the meaning set forth in the Preamble to this Agreement.
(d)“Approved Relatives” has the meaning set forth in Section 6.3.
(e)“Business Day” means any day other than (i) a Saturday or Sunday or (ii) a day on which banking institutions located in Wilmington, Delaware or New York, New York are permitted or required by applicable Law to remain closed.
(f)“Censa” has the meaning set forth in the Preamble to this Agreement.

(g)“Closing” has the meaning set forth in Section 1.3(a).
(h)“Company” has the meaning set forth in the Preamble to this Agreement.
(i)“Current Rightsholder” means (A) each Participating Securityholder that continues to hold, as of the date hereof, its Net Sales Payment Rights and (B) any applicable successors or assigns of any Participating Securityholder to whom such Participating Securityholder duly assigned or transferred its Net Sales Payment Rights in accordance with Section 1.12(i) of the Merger Agreement following the consummation of the Merger and continues to hold, as of the date hereof, its Net Sales Payment Rights.
(j)“Effective Date” has the meaning set forth in the Preamble to this Agreement.
(k)“Enforceability Exceptions” has the meaning set forth in Section 2.3.
(l)“Escrow Agreement” means that certain Escrow Agreement by and between the Company, the Escrow Agent and SRS, dated as of July 11, 2025.
(m)“Escrow Deposit” means an amount in cash equal to $25,000,000.
(n)“Execution Percentage” means the aggregate Pro Rata Share of all Executing Rightsholders, expressed as a percentage of the aggregate Pro Rata Share of all Current Rightsholders.
(o)“Executing Rightsholders” has the meaning set forth in the Preamble to this Agreement.
(p)“Merger Agreement” has the meaning set forth in the Preamble to this Agreement.
(q)“Net Sales Payments” means any Net Sales Payment payable to the Current Rightsholders pursuant to Section 1.12(b) of the Merger Agreement attributable to the Annual Net Sales of Product, in each case whether payable before or after the date hereof.
(r)“Net Sales Payment Rights” means each Executing Rightsholder’s right to receive its share of the Net Sales Payments pursuant to Section 1.12(b) of the Merger Agreement.
(s)“Parties” has the meaning set forth in the Preamble to this Agreement.
(t)“Payment Agent” means American Stock Transfer & Trust Company, LLC.
(u)“Pro Rata Share” means with respect to an Executing Rightsholder, the pro rata share set forth on Schedule I opposite of the name of such Executing Rightsholder.
(v)“Released Claims” has the meaning set forth in Section 6.12(a).
(w)“Released Parties” has the meaning set forth in Section 6.12(a).
(x)“Update Report” has the meaning set forth in Section 1.2(b)(iv).
(y)“Upfront Consideration” means an aggregate amount in cash equal to $250,000,000; provided that such Upfront Consideration shall be adjusted on a pro rata basis based on the Execution Percentage.  For clarity, if the Execution Percentage equals 80%, the Upfront Consideration shall be equal to $200,000,000.

5.3Construction.  The defined terms herein shall apply equally to both the singular and plural forms of the terms defined and vice versa, and words denoting either gender shall include both genders as the context requires.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  All references herein to “Articles”, “Sections” and “Schedules” shall be deemed to be references to Articles and Sections of and Schedules to this Agreement unless the context shall otherwise require.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “or” shall be disjunctive and not exclusive.  The words “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Any reference to any Law means such Law, as amended, modified, codified, replaced or reenacted from time to time, and all rules and regulations promulgated thereunder, unless the context requires otherwise.  When a reference is made in this Agreement to an Article, Section, subsection, paragraph, Exhibit, Schedule or other attachment, such reference is to an Article, Section, subsection, paragraph, Exhibit, Schedule or other attachment to this Agreement unless otherwise specified, and a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears.  Any event, the scheduled occurrence of which would fall on a day that is not a Business Day, shall be deferred until the next succeeding Business Day.  A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.
Article VI

General
6.1Notices.  Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by electronic mail, by registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, as follows:
(a)If to the Company:	With a required copy (which shall not constitute notice) to:
PTC Therapeutics, Inc. 500 Warren Corporate Center Drive Warren, NJ 07059 Attn: Legal [**]	Morgan, Lewis & Bockius LLP 502 Carnegie Center Princeton, NJ 08540 Attention: [**] E-mail: [**]
(b)If to any Executing Rightsholder, to such Executing Rightsholder’s address as set forth on the signature pages hereto.	With a required copy (which shall not constitute notice) to:
Shareholder Representative Services LLC 950 17th Street, Suite 1400 Denver, CO 80202 Attn: Managing Director E-mail: [**]

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein.  Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given (i) as of the date so delivered or emailed, (ii) one

(1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, (iii) four (4) Business Days after it is sent by registered or certified mail, and (iv) if given by any other means, shall be deemed given only when actually received by the addressees.

6.2Entire Agreement.  This Agreement and all other agreements contemplated hereby sets forth the entire understanding of the Parties with respect to the transactions contemplated hereby.  Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.  Each of the Schedules is incorporated herein by this reference and expressly made a part hereof, and all terms used in any Schedule shall have the meaning ascribed to such term in this Agreement.
6.3Successors and Assigns.  Except as otherwise expressly provided in this Section 6.3, this Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the other Parties (except by operation of Law) and shall be binding upon and shall inure to the benefit of the Parties, and their respective representatives.  The Company may assign any or all of its rights, obligations or liabilities under this Agreement to any Party that merges with or acquires all or substantially all of the stock of the Company or substantially all of the assets of the Company, provided that such transferee shall, as a condition to such transfer, deliver to the Securityholders’ Representative a written instrument confirming that such transferee shall be bound by all of the terms and conditions of this Agreement.  Each Executing Rightsholder may assign any or all of its rights under this Agreement (a) on death by will or intestacy, (b) to or for the benefit of any spouse, children, parents, uncles, aunts, siblings, grandchildren (collectively, “Approved Relatives”) or to a trust established solely for the benefit of such Executing Rightsholder and/or his or her Approved Relatives or (c) without consideration in connection with  the  dissolution,  liquidation  or  termination  of  any  corporation,  limited  liability  company, partnership or other entity.  Any attempted assignment in violation of the provisions hereof shall be null and void and have no effect.
6.4Counterparts; Facsimile Signatures.  This Agreement may be executed in multiple counterparts and any Party may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  For purposes of this Agreement, facsimile or electronic signatures delivered by electronic transmission shall be deemed originals, and the Parties agree to exchange original signatures as promptly as possible.
6.5Expenses and Fees.  Except as otherwise expressly provided herein, all fees and expenses incurred in connection with this Agreement or any of the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such fees or expenses.
6.6Governing Law.  This Agreement (and any claims or disputes arising out of or related hereto or the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed in all respects, including validity, interpretation, and effect, by and construed in accordance with the internal laws of the State of Delaware (including in respect of the statute of limitations or other limitations period applicable to any claim, controversy or dispute) without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.
6.7Submission to Jurisdiction; Waiver of Jury Trial.
(a)Each of the parties to this Agreement (i) consents to submit itself to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court, and (v) waives any right it may have to a trial by jury with respect to any action or proceeding arising out of or relating to this Agreement.  Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6.1.  Nothing in this Section 6.7, however, shall affect the right of any party to serve legal process in any other manner permitted by applicable law.
(b)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.7(b).
6.8Severability.  If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
6.9Amendment; Waiver.  This Agreement may be amended, and the observance of any term hereof may be waived, at any time by execution of an instrument in writing signed on behalf of (a) the Company, and (b) a majority in interest of the Executing Rightsholders.  No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
6.10Absence of Third Party Beneficiary Rights.  No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, stockholder, officer, director, manager, employee or partner of any Party or any other Person, other than the Released Parties.

6.11 Further Representations.  Each Party acknowledges and represents that it has been or has had the opportunity to be represented by its own legal counsel in connection with the transactions contemplated hereby, with the opportunity to seek advice as to its legal rights from such counsel.  Each Party further represents that it is being independently advised as to the tax consequences of the transactions contemplated hereby and is not relying on any representation or statements made by any other Party as to such tax consequences.
6.12Release of Claims.
(a)Effective as of the Closing, each Executing Rightsholder, on behalf of himself, herself or itself and on behalf of his, her or its Affiliates and their respective successors and assigns, as applicable, by its execution and delivery of this Agreement, generally, irrevocably, unconditionally and completely releases, acquits and forever discharges SRS, each member of SRS’s advisory committee appointed in connection with the Merger, the Company and each of their respective current and former Affiliates and its and their respective directors, managers, officers, employees, advisors, agents, representatives, successors and assigns (collectively, the “Released Parties”), to the fullest extent permitted by applicable Law, from any and all claims, rights, causes of action, protests, suits, disputes, orders, obligations, debts, demands, proceedings, contracts, agreements, promises, liabilities, losses, controversies, costs, expenses, fees (including attorneys’ fees), or damages of every type, kind, nature, description or character, arising by any means, whether known or unknown, suspected or unsuspected, accrued or not accrued, foreseen or unforeseen, or mature or unmatured, related or with respect to, in connection with, or arising out of, directly or indirectly, the Net Sales Payment Rights (including under any applicable provisions solely to the extent with respect thereto under the Merger Agreement), whether such Net Sales Payment Rights relate to any Net Sales Payments payable before or after the date hereof (collectively, but subject to the immediately following proviso, “Released Claims”); provided, however, that nothing in this Section 6.12 shall constitute a waiver or release of any rights of such Executing Rightsholder (i) under this Agreement, including rights to full and complete payment for the Upfront Consideration and the Additional Milestone Payments (if and when payable) or (ii) under the Merger Agreement, other than such Executing Rightsholder’s Net Sales Payment Right pursuant to Section 1.12(b) of the Merger Agreement.
(b)Each Executing Rightsholder is aware that such Executing Rightsholder may hereafter discover claims or facts in addition to or different from those such Executing Rightsholder now knows or believes to exist, which if such Executing Rightsholder had known, may have affected such Executing Rightsholder’s decision to execute this Agreement; however, such Executing Rightsholder hereby settles and releases all of the Released Claims which such Executing Rightsholder had, has or may have against the Released Parties including arising out of such additional or different facts.
(c)Such Executing Rightsholder represents and agrees that such Executing Rightsholder (i) has not assigned or transferred, or purported to have assigned or transferred, to any Person any Released Claims, (ii) has not filed with any Governmental Body or any other Person any action, claim, suit or other proceeding against any of the Released Parties involving any Released Claims and (iii) shall not take any of the actions set forth in the immediately preceding clauses (i)-(ii) at any time hereafter.
(d)Each Executing Rightsholder represents and acknowledges (i) that such Executing Rightsholder has read this Section 6.12 and has been given an opportunity to ask questions of the Company's representatives and (ii) that in signing this release each such Executing Rightsholder does not rely, and has not relied, on any representation or statement not set forth in this Agreement made by any representative of the Company or anyone else with regard to the subject matter, basis or effect of this release or otherwise.
(e)Each of the Released Parties is an express third party beneficiary of this Section 6.12 and shall have the right to enforce or pursue remedies under the provisions hereof.

(f)Each Executing Rightsholder, on behalf of himself, herself or itself, as applicable, hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law of any applicable jurisdiction) which section provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

6.13Survival of Representations and Warranties. The representations and warranties of the Executing Rightsholders and the Company made in this Agreement shall survive the Closing until the expiration of the applicable statute of limitations.
6.14Amendment of Merger Agreement.
(a)In accordance with Section 10.1 of the Merger Agreement, each of SRS and the Company agree that the restrictions on transfer of the rights to receive any amounts with respect to Contingent Payments set forth in Section 1.12(i) of the Merger Agreement shall not apply to the cancellation and forfeiture of the Net Sales Payment Rights pursuant to this Agreement.
(b)SRS hereby agrees to make such adjustments and accommodations in connection with performing its obligations and duties under the Merger Agreement as necessary to account for the cancellation and forfeiture of the Net Sales Payment Rights pursuant to this Agreement, including in connection with the preparation of, and inclusion of any amounts on, any Contingent Payment Schedule with respect to the future payment of any Net Sales Payments to Current Rightsholders that have not cancelled and forfeited their Net Sales Payment Rights pursuant to this Agreement.
(c)Except as expressly set forth in this Agreement, the Merger Agreement shall remain in full force and effect in accordance with its terms and the rights and obligations of the parties to the Merger Agreement shall continue in effect without any amendment, waiver or modification thereof.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Rights Satisfaction Agreement as of the day and year first written above.

COMPANY:

PTC THERAPEUTICS, INC.

By:/s/ Matthew Klein
Name:Matthew Klein

Title: Chief Executive Officer

For purposes of Section 1.2(b), Section 6.12 and Section 6.14 only:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:/s/ Casey McTigue
Name:Casey McTigue

Title: Managing Director

[Signature Page to Rights Satisfaction Agreement]

[Signature Page for Individual EXECUTING RIGHTSHOLDERS]

IN WITNESS WHEREOF, each undersigned Executing Rightsholder has signed this Rights Satisfaction Agreement on the date set forth first below his or her signature. Furthermore, each undersigned Executing Rightsholder hereby instructs that its, his or her signature be held in escrow pending its automatic release (without any further action by the undersigned Executing Rightsholder) immediately upon execution of this Rights Satisfaction Agreement by PTC, at which time this Rights Satisfaction Agreement shall become effective as to the undersigned Executing Rightsholder.

Individual Executing Rightsholder

[**]___________________________________	________________________________
Signature	Date

[**]___________________________________
Name Printed

[alternative Signature Page for Entity Executing Rightsholders Follows]

[Signature Page to Rights Satisfaction Agreement]

[Signature Page for EXECUTING RIGHTSHOLDERS WHO ARE NOT INDIVIDUALS]

IN WITNESS WHEREOF, each undersigned Executing Rightsholder has signed this Rights Satisfaction Agreement on the date set forth first below his or her signature. Furthermore, each undersigned Executing Rightsholder hereby instructs that its, his or her signature be held in escrow pending its automatic release (without any further action by the undersigned Executing Rightsholder) immediately upon execution of this Rights Satisfaction Agreement by PTC, at which time this Rights Satisfaction Agreement shall become effective as to the undersigned Executing Rightsholder.

ENTITY Executing Rightsholder

[**]

Print Entity Name(s)

Executed on behalf of the foregoing entity by the undersigned, as an authorized signatory of such entity or, as applicable, as an authorized signatory of the respective general partner or manager of such entity:

By: [**] Date:

Name: [**]

Title:

[Signature Page to Rights Satisfaction Agreement]

Schedule I

ShareholderSum of Payment Amount

[**][**]

DB1/ 152489893.13